Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

AxoGen Corporation

Alachua, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the LecTec Corporation 2010 Stock Incentive Plan of our report dated May 25, 2011, except as to Note 15 which is as of August 26, 2011, relating to the financial statements of AxoGen Corporation for the years ended December 31, 2010 and 2009 included in the Proxy Statement/Prospectus included as part of LecTec Corporation’s Amendment No. 2 to Registration Statement on Form S-4 (Registration No. 333-175379) filed with the Securities and Exchange Commission on August 29, 2011. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Cross, Fernandez & Riley, LLP

Orlando, Florida

November 14, 2011